AMENDMENT TO MANAGEMENT MEMBERS AGREEMENT

CONCERNING

NALCO LLC

July 14, 2006

This Amendment to Management Members Agreement (the “Amendment”) is made between Nalco LLC (the “Company” or “Nalco”) and Mark W. Irwin (“Mr. Irwin”).

Whereas, Nalco LLC and Mr. Irwin entered into a Management Members Agreement dated on or about June 11, 2006 (the “Management Members Agreement”).

Whereas the parties wish to amend the Management Members Agreement.

Whereas terms not otherwise defined herein shall have the meanings indicated in the Management Members Agreement.

Therefore the parties agree as follows:

a.

“Applicable Percentage” shall be modified to reflect as follows: (a) that for purposes of the 20% tranche of B Units scheduled to vest on December 31, 2006, Mr. Irwin will be permitted the opportunity to vest at 75% of these 2006 B Units at December 31, 2006, (b) should the required 2006 performance targets for the C units 2006 tranche be reached as determined by Nalco LLC, Mr. Irwin will be permitted the opportunity to vest at 75% of both the 20% tranche of 2006 C units and the 20% tranche of 2005 C units and (c) should the required 2006 performance targets for the D units be reached as determined by Nalco LLC, Mr. Irwin will be permitted the opportunity to vest at 75% of both the 20% tranche of 2006 D units and the 20% tranche of 2005 D units. After December 31, 2006, all vesting rights relating to the units shall terminate and Mr. Irwin shall have no further rights in any unvested units. In all other respects the Management Members Agreement shall remain unchanged with assumption that Mr. Irwin’s last date of participation in the Management Equity Program is deemed to be September 30, 2006, and except as stated herein, all other unvested units in the Management Equity Program shall terminate on September 30, 2006. Mr. Irwin and Nalco LLC will enter into an agreement amending the Management Members Agreement.

b.	Mr. Irwin and Mr. Irwin’s successors, assigns, heirs, and agents, and each and all of them, hereby unconditionally and forever release, acquit, and discharge the Company, its subsidiaries and affiliates, and each of their respective officers, directors, stockholders, employees, agents, and attorneys from any and all claims, demands, liabilities, and causes of action of every kind, nature and description whatsoever whether known or unknown, or suspected to exist, which Mr. Irwin ever had or may now have up to the date of signing this Agreement, against the Company, or any of them, including, any claim arising out of or relating to any federal, state, local or other government statute, regulation or ordinance of any country, including but not limited to the following US laws, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. sec. 621 et. seq. as amended by the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Rehabilitation Act of 1973, The Worker Adjustment and Retraining Notification Act. It is the intention of Mr. Irwin that in executing this Agreement Mr. Irwin is providing a General Release and that it shall be an effective bar to each and every claim, demand and cause of action, either known or unknown, for all acts, or omissions of Nalco occurring prior to and up to the date this Agreement is executed. Also waived are any rights to attorneys’ fees, compensation or other recovery as the result of any legal action brought by Mr. Irwin or on Mr. Irwin’s behalf by any other party, based on any right Mr. Irwin has released and waived under this Agreement. Excepted from this release are claims challenging the validity of this Agreement under the Age Discrimination in Employment Act. Mr. Irwin’s release under the Age Discrimination in Employment Act does not apply to any claims that arise or may arise based on events that take place after the date Mr. Irwin signs this Agreement. Also not released are any claims Mr. Irwin may have for a) Worker’s Compensation benefits, b) accrued wages, accrued but unused vacation pay, and accrued commissions, if any, up to the date of termination, c) any vested pension benefits, or d) any right to unemployment benefits. Mr. Irwin agrees never to institute any lawsuit, complaint, proceeding, grievance or action of any kind (at law, in equity or otherwise) in any state or federal court, or in any other public or private tribunal, against Nalco on any grounds, for any occurrence from the beginning of time to the effective date of this Agreement. The only exception to this covenant not to sue is a claim that challenges the validity of this Agreement and alleges age discrimination. If Mr. Irwin sues Nalco in violation of this Agreement, then Mr. Irwin shall be liable for Nalco’s actual attorneys’ fees and other litigation costs incurred in defending such matter.

c.

Mr. Irwin shall waive any and all claims to any Unvested Units after application of the terms and provisions of this Agreement. Mr. Irwin transfers ownership of any and all Unvested Units to the Company without further payment or consideration.

NALCO LLC

By:	/S/ Mary Manupella	/S/ Mark W. Irwin
Title:	Vice President	Mark W. Irwin